September 27, 1999

TO:         All Geodyne I-A, I-B and I-C Limited Partners

RE:         Partnership Termination Notice
            Geodyne I-A, I-B and I-C Partnerships

Dear Limited Partner:

      As previously  described to you, the limited  partnership  agreements (the
"Agreements") for the Geodyne Energy Income I-A, I-B and I-C Limited Partnerships (the "Partnerships") provide that each of the Partnerships will automatically terminate and dissolve on December 31, 1999. The Agreements give the General Partner an option to extend the term of the Partnerships for an additional two year term, however the General Partner has elected not to extend the Partnerships' terms. ACCORDINGLY, THE GENERAL PARTNER IS HEREBY REMINDING YOU OF THE PARTNERSHIPS' AUTOMATIC TERMINATION ON DECEMBER 31, 1999.

      The Partnerships will be terminated and liquidated pursuant to the terms of the Agreements. In connection therewith, all of the Partnerships' oil and gas properties will be sold at public auction. It is currently anticipated that all of the properties will be sold during the first quarter of 2000 at an EBCO Auction tentatively scheduled to be held in Oklahoma City, Oklahoma. Samson Resources Company, an affiliate of the General Partner, may be a bidder on some or all of the properties.

      As noted in the Partnerships' 1999 Repurchase Offer Memorandum dated July 9, 1999, THE PARTNERSHIPS' REPURCHASE OFFER EXPIRES ON SEPTEMBER 30, 1999. If you wish to avail yourself of the Repurchase Offer your completed Repurchase Offer Form must be post-marked on or before September 30, 1999. LIMITED PARTNERS SHOULD NOTE THAT IT IS POSSIBLE THAT THE FINAL LIQUIDATION/DISTRIBUTION PAYMENT PAYABLE TO LIMITED PARTNERS WHO REMAIN A PARTNER OF THE PARTNERSHIPS THROUGH DECEMBER 31, 1999 MAY BE HIGHER THAN THE PARTNERSHIP'S CURRENT REPURCHASE PRICE. ON THE OTHER HAND, IT IS ALSO POSSIBLE THAT THE CURRENT REPURCHASE PRICE COULD BE HIGHER THAN THE FINAL LIQUIDATION/DISTRIBUTION PAYMENT MADE TO LIMITED PARTNERS OF RECORD ON DECEMBER 31, 1999.

      Attached are (i) a schedule setting forth our currently anticipated timetable for terminating and winding up the Partnerships and (ii) a summary of the Partnerships' liquidation procedures. If you have any questions concerning the Partnerships' termination or the attached schedule, please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                   Very truly yours,

                                   GEODYNE RESOURCES, INC.,
                                   General Partner


                                   Dennis R. Neill
                                   President

                              TERMINATION SCHEDULE
                      GEODYNE I-A, I-B AND I-C PARTNERSHIPS


September 30, 1999            Repurchase Offer expires.   All  Repurchase  Offer
                              Assignments must be post-marked by this date.

November 15, 1999             Third quarter 1999 cash distribution paid to
                              limited partners of record as of November 1, 1999.

December 31, 1999             Partnership terminated and dissolved.  Certificate
                              of Cancellation filed with Oklahoma Secretary of State becomes effective.

First Quarter 2000            Partnership's oil and gas properties sold at  EBCO
                              Auction tentatively scheduled for Oklahoma City, Oklahoma.

February 15, 2000             Fourth  quarter  1999  cash  distribution  paid to
                              paid to limited  partners of record as of December
                              31, 1999.

March 1, 2000                 K-1 for year  ended  December  31, 1999 mailed to
                              Limited Partners.

March-April 2000              Proceeds from oil and gas property sales received.
                              All Partnership bills paid.    Final   Partnership
                              accounting/reconciliation of accounts completed.

June 20, 2000                 Final Partnership  liquidation  check  mailed  to
                              Limited Partners of record as of December 31, 1999.

August 1, 2000                Final  K-1  for  year  ended December 31, 2000 for
                              liquidated Partnership mailed to Limited Partners.

                        SUMMARY OF LIQUIDATION PROVISIONS
                      GEODYNE I-A, I-B AND I-C PARTNERSHIPS

      The General Partner shall sell the Partnership's properties and, in connection therewith, attempt to obtain the best price available for such properties.

      Pending such sales, the General Partner will continue to manage the Partnership's properties.

      Gain or loss realized on the sale of a dissolved Partnership's assets will be credited to (in the case of gain) or charged against (in the case of loss) each Partner's capital account to the extent allocable under the Partnership Agreement. In settling the Partners' accounts upon dissolution, the assets of the Partnership shall be paid out as follows:

         (i)      to third party creditors;
         (ii) to the General Partner for any expenses of the Partnership paid by or payable to it to the extent it is entitled to reimbursement under the Partnership Agreement;
         (iii) to all of the Limited Partners in the amount equivalent to the amount of their positive capital account balances (as adjusted pursuant to the Partnership Agreement) on the date of distribution;
         (iv) to the General Partner in the amount equivalent to the amount of its positive capital account balance (as adjusted) on the date of distribution(1); and
         (v) the balance shall be paid to the Limited Partners and General Partner in the same percentage interests as cash distributions are payable under the Partnership Agreement.

-------------------------
(1) In the event that, following the final distribution, the General Partner has a deficit balance in its capital account balance, it shall contribute cash to the Partnership necessary to eliminate the deficit balance, which amount would be distributed to the other Partners to the extent of their remaining positive capital account balances.